Exhibit 99

PRESS RELEASE
Contact:	Victor M. Perez
Tom Green
(713) 780-9926
ir@tricomarine.com

For immediate release

TRICO MARINE ENTERS SOUTHEAST ASIA MARKET THROUGH JOINT VENTURE WITH CHUAN HUP HOLDINGS

        Houston, Texas (June 26, 2001)--Trico Marine Services, Inc. (NASDAQ:TMAR) announced today that the Company has entered into a joint venture agreement with Chuan Hup Holdings Limited (Chuan Hup) of Singapore whereby the two companies expect to jointly acquire, construct and operate platform supply and anchor handling vessels in Southeast Asia and other international markets.

        Chuan Hup is a leading resource industry logistics provider for ASEAN/Southeast Asia/Asia-Pacific's oil and gas and mining sectors. The company currently owns and operates a fleet of 145 vessels, including a number of bulk materials and anchor handling supply vessels, which support the regional offshore oil and gas as well as resource and mining industries.

        The new joint venture company, CHH-Trico, which will be 51% owned by Chuan Hup and 49% owned by Trico, will be based in Singapore. Through the joint venture, Trico will have access to Chuan Hup's client base, which is concentrated around the ASEAN/Southeast Asian region's resource sectors. Chuan Hup will have mutual access to Trico's existing international operations located in the West Coast of Africa, in the Caribbean, Central and South America, and the North Sea. Through CHH-Trico, Chuan Hup and Trico will also coordinate the marketing of each other's vessel fleet in each of their respective market areas.

        "The joint venture provides Trico with an efficient and cost effective way to expand its presence in the Southeast Asia market and a significant new outlet for our equipment worldwide," said Thomas E. Fairley, Trico's President and Chief Executive Officer. "Similarly, the joint venture also gives us access to a greater pool of assets and people with which to serve our customers worldwide. We look forward to growing CHH-Trico and building its fleet of vessels for the mutual benefit of both companies in the future."

        Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation and maintenance and removal of offshore facilities.

        Certain statements in this press release that are not historical fact may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors that could affect the Company's financial results are included in Trico's Securities and Exchange Commission filings.

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